EXHIBIT 6.5

FORCED SALE AGREEMENT

THIS FORCED SALE AGREEMENT (“Agreement”), dated as of September 30, 2016, is made by and between Garo Kholamian (the “Affiliate”), GK Investment Holdings, LLC, a Delaware limited liability company (the “Issuer”), and UMB Bank, n.a., in its capacity as trustee (the “Trustee”) under that certain Indenture dated as of September 30, 2016 between Issuer and Trustee.

RECITALS

A. The Issuer was formed for the purpose of acquiring existing income producing retail rental properties and is offering investors (the “Investors”) the opportunity to purchase bonds (the “Bonds”) as set forth in that certain Regulation A Offering Statement on Form 1-A filed December 23, 2015 as File No. 024-10510.

B. The Affiliate is affiliated with the Issuer and, to protect the Investors in the event of a default by Issuer in the repayment of the Bonds, has agreed to subject his membership interests in GK Preferred Income Investments I (Lakeview Square), LLC (“GKPII”), to a forced sale as provided in this Agreement.

C. GKPII indirectly owns an interest in certain real property and improvements thereon commonly known as Lakeview Square Mall located at 5775 Beckley Road, Battle Creek, MI 76116 (the “Property”).

D. The Trustee is the trustee under that certain Trust Indenture of even date herewith between Issuer and Trustee (the “Indenture”).

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Indenture.

2. Grant of Forced Sale Rights. The Affiliate hereby grants to Trustee the right, but not the obligation, to sell or otherwise dispose of the Affiliate’s membership interest in GKPII (the “Interests”) pursuant to the terms and conditions of this Agreement (the “Forced Sale Rights”) upon the occurrence of an Event of Default under the Indenture.

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3. Exercise of Forced Sale Rights. Upon an Event of Default, the Forced Sale Rights may be exercised by the Trustee providing written notice of exercise at any time during the term of this Agreement to the Affiliate and the Issuer. The term of this Agreement shall commence as of the date entered into and shall terminate automatically upon the earlier to occur of (a) the date that is one (1) year from the date hereof (unless the Issuer solicits and receives the written approval of an extension from the holders of a majority in aggregate principal amount of the Bonds at the time Outstanding), or (b) after the occurrence of an Event of Default under the Indenture and the exercise of the Forced Sale Rights, the sale of the Interests or the Property to a bona fide third-party purchaser on commercially reasonable terms as determined by the Trustee in its reasonable discretion. The bankruptcy, dissolution, liquidation, or termination of the Affiliate shall not cause the termination of this Agreement.

4. Sale of Interests. Trustee shall attempt to maximize the purchase price of the Interests (the “Purchase Price”) as directed in writing by the Affiliate, provided, however, that the Trustee may not sell the Interests for less than GKPII’s pro rata share of the appraised fair market value of the Property (without any discounts) (the “Forced Sale Value”) unless it is directed to do so by the holders of a majority in aggregate principal amount of the Bonds at the time Outstanding. For purposes of this Agreement and the Indenture, the Forced Sale Value of the Interests during the initial one (1) year term of this Agreement is deemed to be $4,289,009.00. If the term of this Agreement is extended beyond such initial one (1) year term as provided in Section 3(a) hereof, the Forced Sale Value of the Interests shall be determined annually by an independent third-party appraiser selected by the Issuer. Proceeds from the Purchase Price shall be paid to the Trustee and disbursed in accordance with the Indenture.

5. Closing. Upon receipt of the written notice of exercise of the Forced Sale Rights, the Affiliate shall deliver to the Trustee all required signatures and documentation requested.

6. Power of Attorney. The Trustee shall at all times during the term of this Agreement have a special and limited power of attorney as the attorney-in-fact for the Affiliate, with power and authority to act in the name and on behalf of the Affiliate to execute, acknowledge and swear to in the execution, acknowledgment and filing of documents that are not inconsistent with the provisions of this Agreement and which may include by way of illustration, but not by limitation, any contract for purchase or sale of the Interests, and any other instrument of conveyance or encumbrance, with respect to the Interests, or any other instrument or document that may be required to effectuate the sale of the Instrument. For the avoidance of doubt, the parties hereto acknowledge and agree that the Trustee may exercise its power and authority under this limited power of attorney immediately upon providing the Affiliate written notice pursuant to Section 2 of this Agreement.

6.1 This power of attorney shall be irrevocable and shall survive an assignment by the Affiliate of all or any portion of its Interests. Furthermore, this power of attorney shall survive the bankruptcy, dissolution, liquidation or termination, of the granting Affiliate.

6.2 The Trustee shall promptly furnish to the Affiliate a copy of any document executed by the Trustee pursuant to the power of attorney.

7. Notices and Payment. Any notice and/or payment to be given by any party to any other party under this Agreement may be delivered in person, or may be deposited in the United States mail, duly certified or registered, return receipt requested, with postage prepaid, or by Federal Express or other similar overnight delivery service, and addressed to the party for whom intended at the addresses set forth herein. Unless otherwise specifically provided for herein, all notices, payments, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given upon receipt.

If to Issuer:	c/o GK Development 257 E. Main Street, #100 Barrington, IL 60010 Attn: Garo Kholamian

If to Trustee:	UMB Bank Corporate Trust & Escrow Services 1010 Grand Blvd, 4th Floor Kansas City, MO 64106

If to Affiliate:	Garo Kholamian c/o GK Development, Inc. 257 E. Main Street, #100 Barrington, IL 60010

8. General Provisions.

8.1 Binding Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in the City of Chicago, Illinois, before a sole arbitrator, in accordance with the laws of the State of Delaware for agreements made in and to be performed in that state. The arbitration shall be in accordance with the rules and procedures of the American Arbitration Association. Judgment on the award may be entered in any court having jurisdiction. The arbitrator shall, in the award, allocate all of the costs of the arbitration (and the mediation, if applicable), including the fees of the arbitrator and the reasonable attorneys’ fees of the substantially prevailing party, against the party who did not substantially prevail.

8.2 Attorneys’ Fees. If any arbitration, action or proceeding is instituted between all or any of the parties to this Agreement arising from or related to or with this Agreement, the Trustee shall be entitled to recover from Issuer all of its costs of arbitration, action or proceeding, including, without limitation, reasonable attorneys' fees and costs as fixed by the court or arbitrator therein.

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8.3 Modification. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by all of the parties to this Agreement.

8.4 Governing Law and Venue. This Agreement shall be governed by and construed under the internal laws of the State of Delaware without regard to choice of law rules. Any action relating to or arising out of this Agreement shall be brought only in a court of competent jurisdiction located in the City of Chicago, Illinois.

8.5 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6 Successors in Interest. All provisions of this Agreement shall inure to the benefit of and shall be binding upon the successors-in-interest, and legal representatives of the parties hereto and all other persons acquiring an undivided interest in the Property, whether by operation of law or any manner whatsoever (collectively, “Successors”). The Affiliate agrees that any Successor shall become a party to this Agreement upon acquisition of an Interest as if such person or entity initially executed this Agreement.

8.7 Counterparts. This Agreement may be executed in counterparts, each of which, when taken together, shall be deemed one fully executed original.

8.8 Facsimile Signature. This Agreement may be executed by a party’s signature transmitted by facsimile, and copies of this Agreement executed and delivered by means of facsimile signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. The parties may rely upon facsimile signatures as if such signatures were originals. A party executing and delivering this Agreement by facsimile shall promptly thereafter deliver a counterpart signature page of this Agreement containing said party’s original signature.

8.9 Equitable Relief. The Affiliate acknowledges and agrees that the Trustee’s remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, the Affiliate agrees that in the event of such a breach or threatened breach, in addition to any remedies at law (including, without limitation, damages) the Trustee, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

8.10 Time is of the Essence. Time is of the essence for each and every provision of this Agreement.

8.11 Recitals. The above “Recitals” are hereby incorporated into this Agreement as if fully set forth herein.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

ISSUER:

GK INVESTMENT HOLDINGS, LLC, a Delaware limited liability company,

By:	GK Development, Inc.
Its:	Manager

By:	/s/ Garo Kholamian
Garo Kholamian
Its:	President and Sole Director

TRUSTEE:

UMB Bank, n.a.

By:	/s/ Casey Gunning
Name:	Casey Gunning
Its:	Senior Vice President

AFFILIATE:

/s/ Garo Kholamian
Garo Kholamian, an individual

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